Exhibit 10.7
AMERISTAR CASINOS, INC.
RESTRICTED STOCK UNIT AGREEMENT
(Form 99-6 12/07)

Name and Address of Award Holder:

Date of Grant:

No. of RSUs:

Vesting Schedule:	shares on

shares on

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Dear Ameristar Team Member:
     This letter agreement (the “Agreement”) sets forth the terms and conditions applicable to the Restricted Stock Units (“RSUs”) which have been granted to you by Ameristar Casinos, Inc., a Nevada corporation (the “Company”), pursuant to its Amended and Restated 1999 Stock Incentive Plan (the “Plan”). Your award is subject to the terms and conditions set forth in the Plan and this Agreement. Capitalized terms used in this Agreement and not defined shall have the respective meanings set forth in the Plan.
1.	Grant of RSUs
     You have been granted ___ RSUs. Each RSU represents the right to receive one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) on the applicable settlement date for the RSU. You do not need to pay any purchase price to receive the RSUs granted to you by this Agreement.
2.	Vesting of RSUs
     Your RSUs will vest in installments as follows, provided that you are an employee of the Company or one of its subsidiaries on each such respective date

		Cumulative
	Percentage	Percentage
Vesting Date	of RSUs Vested	of RSUs Vested
	25%	25%
	25%	50%
	25%	75%
	25%	100%
     If your employment terminates for any reason, any of your RSUs which have not vested prior to the termination of your employment will be forfeited.

3.	Settlement of RSUs; Delivery of Shares
     Your RSUs will be settled on, or within 30 days after, their vesting dates as set forth in Section 2 or 4. On the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture.
4.	Change in Control; Corporate Transaction
     In the event of a Change in Control, any portion of your RSUs that have not otherwise vested shall automatically accelerate so that all such RSUs shall, immediately upon the effective time of the Change in Control, become vested. In the event of a Corporate Transaction, any portion of your RSUs that have not otherwise vested shall automatically accelerate so that all such RSUs shall, immediately prior to the effective time of the Corporate Transaction, become vested. Your RSUs that vest under this Section 4 will be settled on or within 30 days after the vesting date.
5.	Income Tax Withholding
     You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local tax withholding liability arising with respect to your RSUs at the time such liability arises. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company withhold from the shares of Common Stock deliverable upon settlement of your RSUs a number of shares of Common Stock (rounded to the nearest whole share) necessary to satisfy the minimum amount of your withholding obligation. If you fail to satisfy your withholding obligation in cash on or before the settlement date of your RSUs, the Company will withhold shares of Common Stock deliverable upon settlement of your RSUs toward satisfaction of your withholding obligation. In addition, to the extent permitted by applicable law, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
6.	Other Provisions of RSUs
(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs prior to the time shares of Common Stock are delivered to you in settlement of the award.

(b)	Dividends. You will not be entitled to receive dividends or dividend equivalents with respect to your RSUs prior to the time shares of Common Stock are delivered to you in settlement of the award.

(c)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.

(d)	Death. In the event of your death after the vesting but prior to settlement of your RSUs, any shares of Common Stock you are entitled to receive upon settlement of your RSUs will instead be delivered to your designated beneficiary or, if you have not designated a beneficiary, to the legal representative of your estate.
7.	Adjustments to Your Award in Certain Events
     In the event of specified changes in the Company’s capital structure, the Committee is required to make appropriate adjustment in the number and kind of shares authorized by the Plan and the number and kind of shares covered by outstanding awards. This Agreement will continue to apply to your RSUs as so adjusted.
8.	Regulatory Compliance
     The Company is not required to deliver Common Stock (including upon the vesting of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received upon settlement of your RSUs.
9.	Plan Terms
     In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern. All determinations and interpretations of the Plan and this Agreement made by the Committee shall be conclusive and binding on the parties hereto and their successors and assigns.
10.	Method of Acceptance
     By accepting the RSUs, you shall be deemed to have agreed to and accepted all the terms and conditions of this Agreement and the Plan, without the necessity of your signing this Agreement. You acknowledge and agree that the acceptance of the RSUs constitutes satisfaction in full of any and all pre-existing understandings or commitments between the Company and you relating to your right to acquire equity securities of the Company.
     EXECUTED as of the Date of Grant.

AMERISTAR CASINOS, INC.
By: